Exhibit 10.8.1

MANAGEMENT UNIT GRANT AGREEMENT

(Class A Units)

THIS MANAGEMENT UNIT GRANT AGREEMENT (this “Agreement”) by and between PG Holdco, LLC, a Delaware limited liability company (the “Company”), and the individual named on the Master Signature Page hereto (“Executive”) is made as of the date set forth on such Master Signature Page.

WHEREAS, on the terms and subject to the conditions hereof, Executive desires to acquire from the Company, and the Company desires to grant to Executive, the Company’s Class A Common Units (the “Units”), in the amount set forth on Schedule I included in the Master Signature Page, as hereinafter set forth; and

WHEREAS, this Agreement is one of several agreements being entered into by the Company on or after the date set forth on the Master Signature Page with certain persons who are or will be key employees of the Company or one or more Subsidiaries as part of a management equity incentive plan designed to comply with certain exemptions from registration under the Securities Act (as defined below).

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.             Definitions.

1.1          Activity Date. The term “Activity Date” shall have the meaning set forth in Section 6.2.

1.2          Affiliate. The term “Affiliate” shall have the meaning set forth in the Securityholders Agreement.

1.3          Agreement. The term “Agreement” shall have the meaning set forth in the preface.

1.4          Applicable Federal Rate. The term “Applicable Federal Rate” shall have the meaning set forth in Section 1274 of the Code.

1.5          Board. The term “Board” shall mean the Company’s Management Committee.

1.6          Call Notice. The term “Call Notice” shall have the meaning set forth in Section 4.1(b).

1.7          Call Period. The term “Call Period” shall have the meaning set forth in Section 4.1(a).

1.8          Cause. The term “Cause” shall have the same meaning ascribed to such term in any employment, severance or similar agreement then in effect between Executive and the Company or one of its Subsidiaries or, if there is no such agreement or such term is not defined therein,

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“Cause” shall mean a termination of employment of Executive by the Company or any Subsidiary due to (i) the commission by Executive of an act of fraud or embezzlement, (ii) the indictment or conviction of Executive for (x) a felony or (y) a crime involving moral turpitude or a plea by Executive of guilty or nolo contendere involving such a crime, (iii) negligence or willful or intentional misconduct by Executive in the performance of Executive’s duties, including any willful or intentional misrepresentation or willful or intentional concealment by Executive on any report submitted to the Company (or any of its Subsidiaries) which the Board in its reasonable discretion determines is materially detrimental to the best interests of the Company and its Subsidiaries, (iv) the violation by Executive of a company policy regarding substance abuse, sexual harassment or discrimination or any other material policy of the Company or any of its Subsidiaries regarding employment that the Board in its reasonable discretion determines is materially detrimental to the best interests of the Company and its Subsidiaries, (v) the willful or intentional refusal or repeated failure of Executive, following notice from the Company, to render services to the Company or any of its Subsidiaries in accordance with Executive’s employment (other than as a result of incapacity due to physical or mental illness), (vi) the willful or intentional refusal or repeated failure of Executive, following notice from the Company, to comply with reasonable directives of the Board, the Board of Directors of any Subsidiary or the Chief Executive Officer of the Company or any Subsidiary consistent with Executive’s duties, (vii) any act or omission that constitutes a material breach by Executive of any of the provisions of any agreement between Executive, on the one hand, and the Company or an Affiliate of the Company, on the other hand or (viii) any other willful or intentional misconduct by Executive which is materially injurious to the financial condition or business reputation of, or is otherwise, materially injurious to the Company or any of its Subsidiaries or Affiliates. Any voluntary termination of employment by Executive in anticipation of an involuntary termination of Executive’s employment for Cause shall be deemed to be a termination for Cause.

1.9          Closing Date. The term “Closing Date” shall have the meaning set forth in Section 2.1.

1.10        Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.11        Company. The term “Company” shall have the meaning set forth in the preface.

1.12        Competitive Activity. The term “Competitive Activity” shall have the meaning set forth in Section 6.1.

1.13        Competitive Business. The term “Competitive Business” shall have the meaning set forth in Section 6.1.

1.14        Cost. The term “Cost” shall mean the price per Unit, if any, paid by Executive as proportionately adjusted for all subsequent distributions of Units and other recapitalizations and less the amount of any tax distributions made with respect to the Units pursuant to Section 4.4(g) of the LLC Agreement. For the avoidance of doubt, any amounts deemed to be paid, but not actually paid, by Executive shall not be considered for purposes of “Cost”.

1.15        Disability. The term “Disability” used in connection with the termination of employment of Executive shall have the same meaning ascribed to such term in any employment, severance or similar agreement then in effect between Executive and the Company or one of its Subsidiaries or, if there is no such agreement or such term is not defined therein, “Disability” shall mean the inability of Executive to perform the essential functions of Executive’s job, with or without reasonable accommodation, by reason of a physical or mental infirmity, for a continuous period of six months. The period of six months shall be deemed continuous unless Executive returns to work for at least 30 consecutive business days during such period and performs during such period at the level and competence that existed prior to the beginning of the six-month period. The date of such Disability shall be on the first day of such six-month period.

1.16        Employee and Employment. The term “employee” shall mean, without any inference as to negate Executive’s status as a member of the Company for all purposes hereunder (subject to the terms hereof) and for federal and other tax purposes, any employee (as defined in accordance with the regulations and revenue rulings then applicable under Section 3401(c) of the Code) of the Company or any of its Subsidiaries, and the term “employment” shall include service as a part- or full-time employee to the Company or any of its Subsidiaries.

1.17        Entities. The term “Entities” shall have the meaning set forth in Section 6.1.

1.18        Executive. The term “Executive” shall have the meaning set forth in the preface.

1.19        Executive Group. The term “Executive Group” shall mean Executive and Executive’s Permitted Transferees.

1.20        Fair Market Value. The term “Fair Market Value” used in connection with the value of Units shall mean the fair value of a Unit determined in good faith by the Board using its reasonable business judgment (valuing the Company and its Subsidiaries as a going concern) disregarding any discount for minority interest or marketability of the Units, whether due to transfer restrictions or the lack of a public market for the Units. The Board shall conduct a valuation annually and, in connection with such valuation, agrees to consult with a nationally recognized valuation expert. For the avoidance of doubt, the determination of Fair Market Value of any Unit shall be based on the amounts that would be distributable in respect of such Unit under the terms of the LLC Agreement, including any adjustments necessary to reflect the portion of any tax distributions that were previously made in respect of such Unit but not charged against other distributions in respect of such Unit.

1.21        Financing Default. The term “Financing Default” shall mean an event which would constitute (or with notice or lapse of time or both would constitute) an event of default under (i) any of the financing documents of the Company or its Subsidiaries from time to time (collectively, the “Financing Agreements”) and any extensions, renewals, refinancings or refundings thereof in whole or in part, (ii) any amendment of, supplement to or other modification of any of the instruments referred to in clause (i) above, and (iii) any of the securities issued pursuant to or whose terms are governed by the terms of any of the agreements set forth in clause (i) above and any extensions, renewals, refinancings or refundings thereof in whole or in part.

1.22        Good Reason. The term “Good Reason” shall have the same meaning ascribed to such term in any employment, severance or similar agreement then in effect between Executive and the Company or one of its Subsidiaries or, if there is no such agreement or such term is not defined therein, “Good Reason” shall mean, without Executive’s consent, (i) a substantial change by the Company or any of its Subsidiaries in Executive’s duties and responsibilities which is materially inconsistent with Executive’s position in the Company or any Subsidiary, (ii) a material reduction in Executive’s annual base salary or annual bonus opportunity (excluding any reduction in Executive’s salary or bonus opportunity that is part of a plan to reduce compensation of comparably situated employees of the Company or its Subsidiaries generally), (iii) a material breach by the Company or any of its Subsidiaries of a material provision of the employment, severance or other similar agreement, if any, between Executive and the Company or one of its Subsidiaries, and (iv) the relocation of Executive’s principal place of work from its current location to a location that is beyond a 50-mile radius of such current location; provided that, notwithstanding anything to the contrary in the foregoing, Executive shall only have “Good Reason” to terminate employment following the Company’s or any Subsidiary’s failure to remedy the act or omission which is alleged to constitute “Good Reason” within thirty (30) days following the Company’s or Subsidiary’s receipt of written notice from Executive specifying such act or omission.

1.23        Holdings Shares. The term “Holdings Shares” shall have the meaning set forth in Section 5.

1.24        Junior Subordinated Note. The term “Junior Subordinated Note” shall have the meaning set forth in Section 5.

1.25        LLC Agreement. The term “LLC Agreement” shall mean the Eighth Amended and Restated Limited Liability Company Agreement of the Company, dated as of               , 2013, as it may be amended or supplemented thereafter from time to time.

1.26        New Preferred Units. The term “New Preferred Units” shall have the meaning set forth in Section 5.

1.27        Permitted Transferee. The term “Permitted Transferee” shall mean any transferee of Units pursuant to clause (e) or (f) of the definition of “Exempt Employee Transfer” as defined in the Securityholders Agreement.

1.28        Person. The term “Person” shall mean any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity of any nature whatsoever.

1.29        PGA Holdings. The term “PGA Holdings” shall mean PGA Holdings, Inc., a Delaware corporation.

1.30        Public Offering. The term “Public Offering” shall have the meaning set forth in the Securityholders Agreement.

1.31        Restricted Area. The term “Restricted Area” means (A) the general area of measurement and improvement solutions, (B) data analytics and decision support tools focused on healthcare quality, and (C) products or services related to improvement solutions, educational programs, or taking any actions on, or publishing or reporting results in connection with, the general area of quality and performance, in all cases described in the foregoing clauses (A), (B) and (C), to or about healthcare or related institutions or employees thereof, or medical or other professionals operating in the health care industry, anywhere in North America, Europe, South America or Asia or any other geographic location where the Company or any of its Subsidiaries operates. The term “Restricted Area” also includes (x) consulting services and solutions relating to quality and performance improvement, or (y) any other business that the Company or any of its Subsidiaries is taking or has taken specific actions in furtherance of engaging in (so long as Executive knew or reasonably should have known about such actions).

1.32        Sale of the Company. The term “Sale of the Company” shall have the meaning set forth in the Securityholders Agreement.

1.33        Securities Act. The term “Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time.

1.34        Securityholders Agreement. The term “Securityholders Agreement” shall mean the Second Amended and Restated Securityholders Agreement dated as of November 9, 2012 by and among the Company and the other parties thereto, as it may be amended or supplemented thereafter from time to time.

1.35        Subsidiary. The term “Subsidiary” shall have the meaning set forth in the Securityholders Agreement.

1.36        Termination Date. The term “Termination Date” shall mean the date upon which Executive’s employment with the Company and its Subsidiaries terminates.

1.37        Units. The term “Units” shall have the meaning set forth in the preface.

1.38        Unvested Units. The term “Unvested Units” shall mean the number of such Units that are subject to any vesting, forfeiture or similar arrangement under this Agreement and have not become Vested Units.

1.39        Vestar. The term “Vestar” shall mean Vestar Capital Partners V, L.P., a Cayman Islands exempted limited partnership.

1.40        Vested Units. The term “Vested Units” shall mean the number of such Units that are vested and non-forfeitable, as determined in accordance with Exhibit A hereto, and provide certain rights under the terms of this Agreement, the LLC Agreement and the Securityholders Agreement.

1.41        Vesting Reference Date. The term “Vesting Reference Date” shall have the meaning set forth on the Master Signature Page.

2.             Grant of Units.

2.1          Pursuant to the terms and subject to the conditions set forth in this Agreement, the Company hereby agrees to grant to Executive and Executive agrees to accept the grant, on the date set forth on the Master Signature Page (the “Closing Date”), of the number of Units set forth in Schedule I included in the Master Signature Page.

2.2          Closing Conditions. Notwithstanding anything in this Agreement to the contrary, the Company shall be under no obligation to issue to Executive any Units unless (i) Executive is an employee of, or consultant to, the Company or one of its Subsidiaries on the Closing Date, (ii) the representations of Executive contained in Section 3 hereof are true and correct in all material respects as of the Closing Date and (iii) Executive is not in breach of any agreement, obligation or covenant herein required to be performed or observed by Executive on or prior to the Closing Date.

3.             Investment Representations and Covenants of Executive.

3.1          Units Unregistered. Executive acknowledges and represents that Executive has been advised by the Company that:

(a)           the issuance of the Units has not been registered under the Securities Act;

(b)           the Units must be held indefinitely unless the offer and sale of such Units are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available;

(c)           there is no established market for the Units and it is not anticipated that there will be any public market for the Units in the foreseeable future;

(d)           a restrictive legend in the form set forth below and the legends set forth in Sections 9.2(a) and (b) of the Securityholders Agreement shall be placed on the certificates, if any, representing the Units:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REPURCHASE OPTIONS AND OTHER PROVISIONS SET FORTH IN A MANAGEMENT UNIT GRANT AGREEMENT BETWEEN THE ISSUER AND [NAME OF EXECUTIVE] DATED AS OF [CLOSING DATE], AS AMENDED AND MODIFIED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE”; and

(e)           a notation shall be made in the appropriate records of the Company indicating that the Units are subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Units.

3.2          Additional Investment Representations. Executive represents and warrants that:

(a)           Executive understands that there are substantial restrictions on the transferability of the Units and, on the Closing Date and for an indefinite period following the Closing Date, there will be no public market for the Units and, accordingly, it may not be possible for Executive to liquidate Executive’s Units in case of emergency, if at all;

(b)           the terms of this Agreement provide that if Executive engages in Competitive Activity or ceases to be an employee of the Company or its Subsidiaries, the Company and its Affiliates have the right to repurchase the Units at a price which may, under certain circumstances, be less than the Fair Market Value thereof;

(c)           Executive understands and has taken cognizance of all the risk factors related to the Units and, other than as set forth in this Agreement, no representations or warranties have been made to Executive or Executive’s representatives concerning the Units or the Company or their prospects or other matters;

(d)           Executive has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company and its Subsidiaries, the Securityholders Agreement, the Company’s organizational documents and the terms and conditions of the acquisition of the Units and to obtain any additional information which Executive deems necessary; and

(e)           Executive is or is not an “accredited investor” under the Securities Act, as indicated on the Master Signature Page.

4.             Certain Sales and Forfeitures Upon Termination of Employment.

4.1          Call Option.

(a)           If, prior to a Sale of the Company, (x) Executive’s employment with the Company and its Subsidiaries terminates for any of the reasons set forth in clauses (i), (ii) or (iii) or (y) if Executive engages in Competitive Activity, the Company shall have the right and option, but not the obligation, to purchase for a period commencing on the Termination Date or the Activity Date, as applicable, and ending on the later of (I) 90 days following the Termination Date or the Activity Date, as applicable, and (II) 211 days following the Closing Date (such period, the “Call Period”), and each member of the Executive Group shall be required to sell to the Company, any or all of such Units then held by such member of the Executive Group, at a price per Unit equal to the applicable purchase price determined pursuant to Section 4.1(c):

(i)            if Executive’s employment with the Company and its Subsidiaries is terminated due to the Disability or death of Executive;

(ii)           if Executive’s employment with the Company and its Subsidiaries is terminated by the Company and its Subsidiaries without Cause or by Executive for Good Reason; or

(iii)          if Executive’s employment with the Company and its Subsidiaries is terminated (A) by the Company or any of its Subsidiaries for Cause or (B) by Executive for any other reason not set forth in Section 4.1(a)(i) or Section 4.1(a)(ii).

(b)           If the Company desires to exercise its option to purchase Units pursuant to this Section 4.1 the Company shall, not later than 30 days prior to the end of the Call Period, send written notice to each member of the Executive Group of its intention to purchase all or a portion of the Units, specifying the number of Units to be purchased (the “Call Notice”). The closing of the purchase shall take place at the principal office of the Company or one of its Subsidiaries on a date specified by the Company no later than the 30th day after the giving of the Call Notice.

(c)           In the event of a purchase by the Company pursuant to Section 4.1(a), the purchase price shall be:

(i)            with respect to a purchase of all or any portion of the Units (whether vested or unvested), in the case of a termination of employment described in Section 4.1(a)(iii)(A) or if Executive engages in Competitive Activity, a price per Unit equal to the lesser of (A) Fair Market Value (measured as of the date the Units are repurchased) and (B) Cost;

(ii)           with respect to a purchase of all or any portion of the Unvested Units, in the case of a termination of employment described in Section 4.1(a)(i), Section 4.1(a)(ii) or Section 4.1(a)(iii)(B), a price per Unvested Unit equal to the lesser of (A) Fair Market Value (measured as of the date the Unvested Units are repurchased) and (B) Cost; and

(iii)          with respect to a purchase of all or any portion of the Vested Units, in the case of a termination of employment described in Section 4.1(a)(i), Section 4.1(a)(ii) or Section 4.1(a)(iii)(B), a price per Vested Unit equal to Fair Market Value (measured as of the date the Unvested Units are repurchased).

4.2          Obligation to Sell Several. If there is more than one member of the Executive Group, the failure of any one member thereof to perform its obligations hereunder shall not excuse or affect the obligations of any other member thereof, and the closing of the purchases from such other members by the Company shall not excuse, or constitute a waiver of its rights against, the defaulting member.

5.             Payment for Units. (a) Except as otherwise provided in this Section 5, if at any time the Company elects to purchase any Units pursuant to Section 4, the Company shall pay the purchase price for the Units it purchases (i) first, by the cancellation of any indebtedness, if any, owing from Executive to the Company or any of its Subsidiaries (which indebtedness shall be applied pro rata against the proceeds receivable by each member of the Executive Group receiving consideration in such repurchase) and (ii) then, either (x) by the Company’s delivery of a check or wire transfer of immediately available funds or (y) by the Company’s delivery of shares of capital stock of PGA Holdings (“Holdings Shares”) with a fair market value (as determined by the Board) equal to the remainder of the purchase price, if any, against delivery of the certificates or other instruments, if any, representing the Units so purchased, duly endorsed;

provided, that if Holdings Shares are issued pursuant to this Section 5, the Company shall be obligated to cause PGA Holdings to immediately repurchase, and Executive shall be obligated to sell, such Holdings Shares for a price equal to the aforementioned fair market value of such Holdings Shares, to be paid by check or wire transfer of immediately available funds.

(b)           Notwithstanding anything herein to the contrary, (i) to the extent that the purchase of such Units or the payment to the Company or one of its Subsidiaries of a cash dividend or distribution by a Subsidiary of the Company to fund such purchase (together with any other purchases of Units pursuant to Section 4 or pursuant to similar provisions in agreements with other employees of the Company and its Subsidiaries of which the Company has at such time been given or has given notice and together with cash dividends and distributions to fund such other purchases) would result (A) in a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its Subsidiaries or any of its or their property, (B) after giving effect thereto, in a Financing Default, (C) in a violation of the LLC Agreement, or (D) in adverse accounting treatment for the Company, or (ii) if immediately prior to such purchase there exists a Financing Default which prohibits such purchase, dividend or distribution, in each case which prohibits either of the cash payments referred to in clause (ii) of Section 5(a) (either directly or indirectly as a result of the prohibition of a related cash dividend or distribution), the portion of the applicable cash payment so prohibited shall be made, to the extent such payment is not prohibited, by the Company’s delivery of a junior subordinated promissory note (which shall be subordinated and subject in right of payment to the prior payment of any debt outstanding under the Financing Agreements and any modifications, renewals, extensions, replacements and refunding of all such indebtedness) of the Company (a “Junior Subordinated Note”) in a principal amount equal to the balance of the purchase price, which note shall (x) (I) be payable, in the event of a termination of employment referenced in Sections 4.1(a)(i), 4.1(a)(ii) and 4.1(a)(iii)(B), as soon as the conditions set forth in this Section 5(b) no longer exist and (II) accrue interest, compounded annually, payable concurrently with the payment of principal, at the prevailing interest rate under the Company’s senior debt financing documents as in effect on the date of issuance, but in no event shall such interest rate exceed LIBOR plus four percent (4%) or (y) (I) be payable, in the event of a termination of employment referenced in Section 4.1(a)(iii)(A) or if Executive engages in Competitive Activity, on the fifth anniversary of the issuance thereof, and (II) accrue interest, compounded annually, payable concurrently with the payment of principal, at the applicable Applicable Federal Rate on the date of issuance. Notwithstanding the foregoing, if any of the conditions set forth in preceding sentence exists which prohibits such payment by delivery of a Junior Subordinated Note, the portion of the payment so prohibited shall be made, to the extent such payment is not prohibited, by the Company’s delivery of a new class of preferred units of the Company that will be senior to all other classes of units in the Company (“New Preferred Units”) having an aggregate liquidation preference equal to the balance of the purchase price and accruing dividends annually at a yield equivalent to the interest rate that would have been payable on the aforementioned Junior Subordinated Note. Notwithstanding anything herein to the contrary, in the case of a purchase of Units pursuant to Section 4.1(a)(iii)(A) or if Executive engages in Competitive Activity, the Company shall deliver a Junior Subordinated Note in a principal amount equal to all or a portion of the cash purchase price (in lieu of paying such portion of the purchase price in cash), which Junior Subordinated Note shall mature on the fifth anniversary of its issuance and accrue interest, compounded annually, payable concurrently with the payment of principal, at the applicable Applicable Federal Rate on the date of issuance; provided that if any of the conditions set forth in the first sentence of this Section 5(b) exists which prohibits such payment by delivery of a Junior Subordinated Note, the portion of the payment so prohibited shall be made, to the extent such payment is not prohibited, by the Company’s delivery of New Preferred Units having an aggregate liquidation preference equal to the balance of the purchase price and accruing dividends, compounded annually, at a yield equivalent to the interest rate that would have been payable on the aforementioned Junior Subordinated Note. The Company shall use its reasonable efforts (or shall cause PGA Holdings to use its reasonable efforts) to repurchase Units pursuant to Section 4.1(a)(i), Section 4.1(a)(ii) or Section 4.1(a)(iii)(B) with cash and/or to prepay any Junior Subordinated Notes or redeem any New Preferred Units issued in connection with such repurchase of Units. The Company shall have the right set forth in clause (i) of Section 5(a) whether or not the member of the Executive Group selling such Units is an obligor of the Company. Any Junior Subordinated Note (or New Preferred Units issued in lieu thereof) shall be prepaid (or redeemed) upon a Sale of the Company from net cash proceeds, if any, payable to the Company or its unitholders; to the extent that sufficient net cash proceeds are not so payable, the Junior Subordinated Note (or New Preferred Units issued in lieu thereof) shall be cancelled in exchange for such other non-cash consideration received by unitholders in the Sale of the Company having a fair market value equal to the principal of and accrued interest on the note. Any Junior Subordinated Note (or New Preferred Units issued in lieu thereof) also shall be prepaid (or redeemed) upon the consummation of an initial Public Offering from net cash proceeds, if any, payable to the Company or its unitholders; to the extent that sufficient net cash proceeds are not so payable, the Junior Subordinated Note (or New Preferred Units issued in lieu thereof) shall be cancelled in exchange for such other non-cash consideration received by unitholders in the initial Public Offering having a fair market value equal to the principal of and accrued interest on the note. The principal of and accrued interest on any such note may be prepaid (and New Preferred Units issued in lieu thereof may be redeemed) in whole or in part at any time at the option of the Company. If interest (or a cash distribution) is required to be paid on any Junior Subordinated Note (or New Preferred Units issued in lieu thereof) and any of the conditions set forth in the first sentence of this Section 5(b) exists or if any such cash payment would result in adverse accounting treatment for the Company which prohibits the payment of such interest (or distributions) in cash, such interest may be cumulated and accrued until and to the extent that such prohibition no longer exists.

6.             Non-Competition/Non-Solicitation.

6.1          Competitive Activity. Executive shall be deemed to have engaged in “Competitive Activity” if, during the period commencing on the date hereof and ending on the date that is eighteen (18) months following the Termination Date, Executive, whether on Executive’s own behalf or on behalf of or in conjunction with any other person or entity, directly or indirectly (A) solicits, or assists in soliciting, the business of any client of the Company or any of its Subsidiaries (collectively, the “Entities”), or hires any employee of any of the Entities, or interferes with, or attempts to interfere with, the relationships between any of the Entities, on the one hand, and any of its customers, clients, suppliers, partners, members, employees or investors, on the other hand; or (B) becomes an employee, agent, representative, consultant, partner, shareholder or holder of any other financial interest with respect to any business, individual, partnership, joint venture, association, firm, corporation or other entity engaged, wholly or in part, in the Restricted Area or any other business that the Company is taking or has taken specific actions in furtherance of engaging in, which actions (taken together) would lead a reasonable person to conclude, as of the Termination Date, that it was more likely than not that the Company intended to pursue engaging in such business (so long as Executive knew or reasonably should have known about such actions prior to the Termination Date) (the “Competitive Business”). Notwithstanding the foregoing, if Executive is subject to a more restrictive non-competition or non-solicitation covenant in any employment or other agreement with the Company or any of its Affiliates, the most restrictive of such non-competition or non-solicitation covenants shall apply; it being understood that the activities which Executive is prohibited from engaging in contained herein or in such other non-competition or non-solicitation covenants all shall be deemed to be “Competitive Activity” for purposes of this Agreement.

6.2          Activity Date. If Executive engages in Competitive Activity, the “Activity Date” shall be the first date on which Executive engages in such Competitive Activity.

6.3          Repayment of Proceeds. If Executive engages in Competitive Activity, then Executive shall be required to pay to the Company, within ten business days following the Activity Date, an amount equal to the excess, if any, of (A) the aggregate proceeds Executive received upon the sale or other disposition of Executive’s Units, over (B) the aggregate Cost of such Units.

7.             Miscellaneous.

7.1          Withholding/Payment of Taxes. Executive may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Units, their grant or vesting or any payment or transfer with respect to the Units and to take such action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes; provided, however, that Executive shall be permitted to satisfy Executive’s withholding tax obligation with respect to such Units by providing notice in writing that Executive elects to have the number of Units that would otherwise be issued to Executive reduced by a number of Units having an equivalent Fair Market Value to the payment that would otherwise be made by Executive to the Company pursuant to this Section 7.1. In connection with the foregoing, Executive may, at his option, elect to recognize the fair value of the Units upon the Closing Date pursuant to Section 83 of the Code. If Executive makes such election pursuant to Section 83 of the Code, he shall notify the Company as soon as practicable and in no event later than 30 days after making such election. Executive is hereby advised to seek his own tax counsel regarding the taxation of the grant of Units made hereunder.

7.2          Transfers to Permitted Transferees. Prior to the transfer of Units to a Permitted Transferee (other than a transfer subsequent to a Sale of the Company), Executive shall deliver to the Company a written agreement of the proposed transferee (a) evidencing such Person’s undertaking to be bound by the terms of this Agreement and (b) acknowledging that the Units transferred to such Person will continue to be Units for purposes of this Agreement in the hands of such Person. Any transfer or attempted transfer of Units in violation of any provision of this Agreement or the Securityholders Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Units as the owner of such Units for any purpose.

7.3          Recapitalizations, Exchanges, Etc., Affecting Units. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Units, to any and all securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Units, by reason of any dividend payable in units, issuance of units, combination, recapitalization, reclassification, merger, consolidation or otherwise.

7.4          Executive’s Employment by the Company. Nothing contained in this Agreement shall be deemed to obligate the Company or any Subsidiary of the Company to employ Executive in any capacity whatsoever or to prohibit or restrict the Company (or any such Subsidiary) from terminating the employment of Executive at any time or for any reason whatsoever, with or without Cause.

7.5          Cooperation. Executive agrees to cooperate with the Company in taking action reasonably necessary to consummate the transactions contemplated by this Agreement.

7.6          Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no transferee shall derive any rights under this Agreement unless and until such transferee has executed and delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement; and provided further that Vestar is a third party beneficiary of this Agreement and shall have the right to enforce the provisions hereof.

7.7          Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

7.8          Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

7.9          Jurisdiction. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware, and each of the Company and the members of the Executive Group hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Each of the members of the Executive Group and the Company hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware, (b) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (c) any right to a jury trial.

7.10        Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied (with confirmation of receipt), one day after deposit with a reputable overnight delivery service

(charges prepaid) and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested) to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.

(a)	If to the Company:

PG Holdco, LLC
c/o Vestar Capital Partners V, L.P.
245 Park Avenue, 41st Floor
New York, NY 10167
Attn:	Norman W. Alpert
Managing Director
Telecopy: (212) 351-1630

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017-3954
Attn: Caroline B. Gottschalk
Telecopy: (212) 455-2502

(b)	If to Executive, to the address as shown on the unit register of the Company.

7.11        Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

7.12        Counterparts. This Agreement may be executed in separate counterparts, and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

7.13        Injunctive Relief. Executive and Executive’s Permitted Transferees each acknowledges and agrees that a violation of any of the terms of this Agreement will cause the Company irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Company shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

7.14        Rights Cumulative; Waiver. The rights and remedies of Executive and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

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This Management Unit Grant Agreement between the Company and the Executive named on the Master Signature Page hereto is dated and executed as of the Closing Date set forth on such Master Signature Page.

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